Exhibit 3.2

BY-LAWS

OF

SCHERING-PLOUGH CORPORATION

(As Amended and Restated to June 28, 2005)

I

Name

     The name of the Corporation is SCHERING-PLOUGH CORPORATION.

II

Seal

     The corporate seal shall be two concentric circles having written between them the name of the Corporation and having in their center the words, “Incorporated 1970 New Jersey.” Such seal may be an impression or a drawing thereof.

III

Shareholders Meetings

     1. Place of Meetings. Meetings of the shareholders may be held at such place as shall from time to time be fixed by the Board of Directors of the Corporation (the “Board of Directors”).

     2. Annual Meeting. The annual meeting of shareholders shall be held on such date as from time to time may be established by the Board of Directors.

          (a) Business to be conducted at an Annual Meeting. At any annual meeting of shareholders, only such business as shall be set forth in the notice of the annual meeting shall be conducted. Matters to be included in the notice of the annual meeting shall be determined by the Board of Directors.

          (b) Presentation of matters at request of a shareholder. A shareholder of the Corporation wishing to include a matter in the notice of meeting for an annual meeting may do so by complying with this Section 2(b). For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Corporate Secretary and such business must otherwise be a proper matter for shareholder action. To be timely, a shareholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the Board of Directors sets as a date for the annual meeting a date which is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation if such announcement is made less than 99 days prior to the date of the annual meeting as so announced. The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (a) as to any business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made (i) the name and address of such shareholder as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner. A matter submitted by a shareholder for inclusion in the notice of an annual meeting shall not be included if the Board of Directors, or the Chairman of the Board of Directors if so authorized by the Board of Directors, with the advice of counsel determines that the subject is not a proper matter for consideration by the shareholders.

          (c) Agenda of Annual Meeting. No business shall be conducted at an annual meeting except in accordance with the procedures set forth in this Section 2 and as otherwise may be required by the Securities Exchange Act of 1934. The provision of Section 2(b) shall not be applicable to any shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. The chairman of an annual meeting shall, if the facts so warrant, declare to the annual meeting that proposed business was not properly brought before the annual meeting in accordance with the provisions of this Section 2 or otherwise, and declare to the annual meeting that such business shall not be transacted.

     3. Notice. Written notice of the time, place and purpose or purposes of every meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at the meeting.

     4. Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, the Board of Directors may fix, in advance, a date as the record date for such determination of shareholders. Such date shall be not less than 10 nor more than 60 days before the date of such meeting.

     5. Quorum. At any meeting of shareholders, the holders of shares entitled to cast a majority of the votes shall constitute a quorum.

     6. Special Meetings. Except as otherwise provided in the New Jersey Business Corporation Act, a special meeting of shareholders may be called only by the Chief Executive Officer, the Chairman of the Board of Directors, or the Board of Directors. At any special meeting of shareholders, only such business as shall be set forth in the notice of the meeting shall be conducted.

IV

Shareholder Action

     Subject to the rights of the holders of any series of Preferred Shares then outstanding, any action required or permitted to be taken by the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by such shareholders unless all of the shareholders entitled to vote thereon consent thereto in writing. Notwithstanding anything contained in these By-laws to the contrary, this Article IV may be amended, supplemented or repealed only by the affirmative vote of the holders of 80% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

V

Directors

     1. Number, Election and Terms. The business and affairs of the Corporation shall be managed by a Board of Directors which shall have and may exercise all of the powers of the Corporation, except such as are expressly conferred upon the shareholders by law, by the Certificate of Incorporation, or by these By-laws. Subject to the rights of the holders of shares of any series of Preferred Shares then outstanding to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than nine (9) nor more than twenty-one (21) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, or (ii) the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. At the 1985 annual meeting of shareholders, the directors shall be divided into three classes, as nearly equal in number as possible (but with not less than three directors in each class), with the term of office of the first class to expire at the 1986 annual meeting of shareholders, the term of office of the second class to expire at the 1987 annual meeting of shareholders, and the term of office of the third class to expire at the 1988 annual meeting of shareholders, and with the members of each class to hold office until their successors have been elected and qualified. At each annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

     2. Removal. Subject to the rights of the holders of any series of Preferred Shares then outstanding, any director, or the entire Board of Directors, may be removed from office at any time only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     3. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director.

     4. The number of directors as fixed in accordance with Section 1 of this Article V, without reduction for vacancies from time to time existing, is referred to herein as the “entire Board of Directors.” The Board of Directors may decrease the number of directors constituting the Board of Directors, but not below nine, so as to eliminate any vacancies.

     5. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such places and times as may be fixed from time to time by resolution of the Board of Directors.

     6. Special Meetings. Special meetings of the Board of Directors may be held at any time upon the call of the Chairman of the Board of Directors, and shall be called on the written request of at least one-third of the total number of directors then in office. Notice of any special meeting of directors, or any postponement or relocation thereof, shall be given to each director at the director’s business, residence, or alternate address, as directed from time to time by the director, in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, orally by telephone, or if approved in advance by the director, by email. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission or email, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting. The Chairman of the Board of Directors, or the directors who have so requested a meeting, may postpone or relocate any meeting of the Board of Directors with advance notice as set forth herein.

     7. Place of Meeting. The Board of Directors may hold its meetings wherever the Board of Directors may from time to time determine.

     8. Quorum and Vote. At all meetings of the Board of Directors, the presence of a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise provided in these By-laws or as otherwise provided by statute, the vote of a majority of the directors present at the time of the vote, if a quorum is present at such time, shall be the act of the Board of Directors.

     9. Executive Committee and Other Committees.

     (a) Creation of executive and other committees. The Board of Directors, by resolution adopted by a majority of the entire Board of Directors, may appoint from among its members an Executive Committee and other committees, each consisting of one or more members and alternates, all of whom shall serve at the pleasure of the entire Board of Directors. The Chief Executive Officer, by reason of such office, shall be a voting member of the Executive Committee. The Board of Directors may by resolution appoint one member as the Chairman of the Executive Committee and such member, when present, shall preside at all meetings of such committee. In the absence of the Chairman of the Executive Committee, the Chief Executive Officer, if present, shall preside at all such meetings. In the absence of the Chairman of the Executive Committee and the Chief Executive Officer, a majority of the members of the Executive Committee present shall choose a chairman to preside at such meetings.

     (b) Authority of committees. To the extent permitted by law, the Executive Committee may exercise all the authority of the Board of Directors in the management of specified matters where such authority is delegated to it by the Board of Directors, and also, to the extent permitted by law, during the intervals between the meetings of the Board of Directors, the Executive Committee shall have, and may exercise, all the authority of the Board of Directors in the management of the business and affairs of the Corporation (including the exercise of the power to authorize the use of the seal of the Corporation to be affixed to papers which may require it, in such manner as the Executive Committee shall deem to be in the best interests of the Corporation and not inconsistent with any prior specific action of the Board of Directors.) An act of the Executive Committee taken within the scope of its authority shall be deemed to be an act of the Board of Directors. Neither the Executive Committee nor any other committee shall have the authority to make, alter, or repeal any by-law of the Corporation, elect or appoint any director, remove any director or officer, submit to shareholders any action that requires shareholder approval, or amend or repeal any resolution adopted by the Board of Directors which by its terms may be amended or repealed only by the Board of Directors.

     (c) Executive committee meetings. Regular meetings of the Executive Committee shall be held at such times, on such dates and at such places (either within or without the State of New Jersey) as shall be fixed by resolution adopted by a majority of the Executive Committee or as shall be fixed by the Chairman of the Executive Committee or, in the absence of the Chairman of the Executive Committee, the Chief Executive Officer. Special meetings of the Executive Committee may be called by the Chairman of the Executive Committee or by the Chief Executive Officer. Reasonable written or oral notice of each special meeting of the Executive Committee, stating the time and place thereof shall be given to each member thereof.

     (d) Committee quorum. At all meetings of a committee consisting of one member, the presence of the one member shall constitute a quorum for the transaction of business. At all meetings of a committee consisting of two, three, or four members, the presence of two members of the committee shall constitute a quorum for the transaction of business. At all meetings of a committee consisting of five or more members, the presence of a majority of the members of the committee shall constitute a quorum for the transaction of business.

     10. Greater voting required for certain action. The affirmative vote of not less than two-thirds of the entire Board of Directors shall be required to dissolve or merge the Corporation’s subsidiary, Plough, Inc. Amendment or repeal of this By-law provision shall require the affirmative vote of two-thirds of the entire Board of Directors.

VI

Nominations of Director Candidates

     1. Eligibility to Make Nominations. Nominations of candidates for election as directors of the Corporation at any meeting of shareholders called, in whole or in part, for election of directors (an “Election Meeting”) may be made by the Board of Directors * or by any shareholder ** entitled to vote at such Election Meeting.

          * See Section 2. ** See Section 3.

     2. Procedure for Nominations by the Board of Directors. Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting. At the request of the Secretary of the Corporation, each proposed nominee shall provide the Corporation with such information concerning himself as is required, under the rules of the Securities and Exchange Commission, to be included in the Corporation’s proxy statement soliciting proxies for his election as a director.

     3. Procedure for Nominations by Shareholders. Not less than 30 days prior to the date of the Election Meeting, any shareholder who intends to make a nomination at the Election Meeting shall deliver a notice to the Secretary of the Corporation setting forth (i) the name, age, business address, and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee, and (iv) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee. Such notice shall include a signed consent to serve as a director of the Corporation, if elected, of each such nominee.

     4. Substitution of Nominees. In the event that a person is validly designated as a nominee in accordance with Section 2 or 3 of this Article VI and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee.

     5. Determination of Compliance with Procedures. If the Chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedure, such nomination shall be void.

VII

Officers

     1. Offices. The officers of the Corporation shall consist of a Chairman of the Board of Directors, a Chief Executive Officer, one or more Vice Presidents, a Corporate Secretary, and a

Treasurer and may include such other officers as may from time to time be elected by the Board of Directors.

     2. Terms. Each officer shall hold office for the term for which elected and until a successor is elected, provided that any officer elected by the Board of Directors may be removed only by the Board of Directors with or without cause, without prejudice to the officer’s contracts rights, if any.

     3. Chairman of the Board of Directors. The Chairman of the Board of Directors shall, if present, preside at all meetings of shareholders and of the Board of Directors and shall perform such other duties as may from time to time be assigned by the Board of Directors.

     4. Chief Executive Officer. The Chief Executive Officer of the Corporation shall be responsible for the overall management and superintendence of the affairs of the Corporation. In all cases where, and to the extent that, the duties of the other officers of the Corporation are not specifically prescribed by the By-laws, or by resolutions of the Board of Directors, the Chief Executive Officer may prescribe such duties. The Chief Executive Officer shall have and may exercise any and all powers and perform any and all duties pertaining to the office, or conferred or imposed upon the office by the By-laws or by the Board of Directors. The Chief Executive Officer shall be a director. In the absence of the Chairman of the Board of Directors, the Chief Executive Officer, if present, shall preside at all meetings of shareholders and of the Board of Directors. The Chief Executive Officer from time to time may delegate to other officers, agents and employees of the Corporation any of the powers and duties conferred upon the Chief Executive Officer by the By-laws or by the Board of Directors or pertaining to the office. For purposes of executing documents on behalf of the Corporation in accordance with the New Jersey Business Corporation Act, and compliance therewith, the Chief Executive Officer may execute documents as “President.”

     5. Vice Presidents. One or more Vice Presidents may be elected by the Board of Directors with one or more titles denoting seniority or functions. All of the Vice Presidents shall perform such duties as may be prescribed by the Board of Directors or, subject thereto, by the Chief Executive Officer.

     6. Corporate Secretary. The Corporate Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and act as secretary thereof, and record all votes and the minutes of all proceedings in books to be kept for that purpose and shall perform, or delegate to others, like duties for any committee of the Board of Directors when required. The Corporate Secretary shall cause to be given any notice which is required in respect of any meeting of shareholders and directors and shall perform such other duties as pertain to the office. The Corporate Secretary shall keep in safe custody the seal of the Corporation and affix it, when required, to any instrument. The Corporate Secretary is sometimes referred to in these By-laws as the Secretary of the Corporation. The Corporate Secretary shall be the Secretary of the Corporation within the meaning of the New Jersey Business Corporation Act.

     7. Treasurer. The Treasurer shall have the custody of all corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all money and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the Board of Directors and to the officers designated by the Board of Directors to receive such reports, whenever required, an account of all the transactions as Treasurer and of the financial condition of the Corporation.

     8. Other Officers. All other officers and assistant officers shall have such duties and exercise such powers as generally pertain to their respective offices, as well as such duties and powers as from time to time may be prescribed by the chief executive officer or the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of duties. The Chief Executive Officer may assign titles to employees who are not elected officers of the Corporation and may assign specific duties to such employees.

VIII

Force and Effect of By-Laws

     These By-laws are subject to the New Jersey Business Corporation Act and the Corporation’s Certificate of Incorporation as from time to time amended and restated. If any provision of these By-laws are inconsistent with the New Jersey Business Corporation Act or the Certificate of Incorporation, the provisions of the New Jersey Business Corporation Act and the Certificate of Incorporation shall govern to the extent of such inconsistency.

IX

Amendment, Repeal, etc.

     Notwithstanding any other provision contained in these By-laws to the contrary, Article IV (“Shareholder Action”), Sections 1 (“Number, Election and Terms”), 2 (“Removal”) and 3 (“Newly Created Directorships and Vacancies”) of Article V (“Directors”), Article VI (“Nominations of Director Candidates”) and this Article IX of these By-laws may be amended, supplemented or repealed only by the affirmative vote of 80% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     Subject to the foregoing, the Board of Directors may amend or repeal these By-laws or adopt new By-laws.